Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Bryan Locke, Andy Duberstein and Lindsay Charles
+1 312-517-5725	Sard Verbinnen & Co
ir@gogoair.com	Gogo-SVC@sardverb.com

Gogo Adopts Shareholder Rights Plan to Protect Valuable Tax Assets

CHICAGO, September 23, 2020 — Gogo Inc. (NASDAQ: GOGO) (“Gogo”) today announced that its Board of Directors has adopted a Section 382 Rights Plan (the “Plan”) to preserve and protect Gogo’s ability to utilize its large net operating loss carryforwards (“NOLs”) and other tax assets.

As of December 31, 2019, Gogo had approximately $580 million of federal tax NOLs, $430 million of state tax NOLs and $196 million in federal interest expense carryforwards which could be used in certain circumstances to reduce its future tax liability. The purpose of the Plan is to protect Gogo’s ability to use these tax assets, which would be substantially limited if Gogo experienced an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if one or more of Gogo’s shareholders who are deemed to be owners of 5 percent or more of its shares under Section 382 collectively increase their aggregate ownership of Gogo’s shares by 50 percentage points or more (measured over a rolling three-year period).

Under the Plan, Gogo is issuing one Right for each share of its common stock outstanding at the close of business on October 2, 2020. Shareholders are not required to take any action to receive the Rights. Gogo intends to submit the Plan to a vote of its stockholders at its 2021 annual meeting. The Plan will expire on the day following the certification of the voting results for Gogo’s 2021 annual meeting, unless Gogo stockholders ratify the Plan at or prior to such meeting, in which case the Plan will continue in effect until September 23, 2023, unless terminated earlier in accordance with its terms.

Pursuant to the Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of common stock. The Rights will be exercisable only if a person or group acquires beneficial ownership of 4.9 percent or more of Gogo’s common stock. Gogo’s existing stockholders that currently beneficially own 4.9 percent or more of the common stock will be “grandfathered” at their current ownership levels. GTCR and its affiliates, which currently own 14.9 percent of Gogo’s common stock, have indicated their support for the adoption of the Plan. If the Rights become exercisable, all holders of Rights, other than the person or group triggering the Rights, will be entitled to purchase Gogo common stock at a 50% discount or the Company may elect to exchange each right held by such holders for one share of common stock. Rights held by the person or group triggering the Rights will become void and will not be exercisable or exchangeable. The Board of Directors has the discretion to exempt any person or group from the provisions of the Plan.

Additional information regarding the Plan will be contained in a Form 8-K filing with the Securities and Exchange Commission.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

Gogo’s products and services are installed on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, with additional facilities in Broomfield, Colo., and locations across the globe. Connect with us at gogoair.com.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, our ability to effectively evaluate and pursue strategic opportunities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020, our quarterly report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 11, 2020, and our quarterly report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 10, 2020.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.